Exhibit 99.1

USANA Health Sciences Provides Preliminary Third Quarter Results and Updates Fiscal Year 2021 Outlook; Increases Share Repurchase Authorization

SALT LAKE CITY--(BUSINESS WIRE)--September 16, 2021--USANA Health Sciences, Inc. (NYSE: USNA) today announced preliminary third quarter results and updated outlook for fiscal year 2021. The Company currently anticipates third quarter 2021 net sales to range between $265 and $270 million, which compares with $299 million in the prior-year period. Earnings per share for the quarter are expected to range between $1.28 and $1.33, which compares with $1.44 during the third quarter of 2020.

“Our sales results for the third quarter have been softer than we anticipated, largely because of increased disruptions and lockdowns in several of our markets due to the escalation of the COVID-19 pandemic,” said Kevin Guest, Chief Executive Officer and Chairman of the Board. “These disruptions have affected our customers and salesforce and, in some cases, our ability to operate and ship products. In some markets, we have had to postpone or cancel certain planned business events and activities. In other markets, we have delayed the introduction of new product offerings until 2022. These collective challenges have made it difficult to generate the level of sales activity we were expecting following the short-term sales incentive program offered in the second quarter. Finally, less favorable currency exchange rates also impacted our results during the third quarter and contributed to our adjusted sales outlook for the remainder of the year.

“As a result of these third quarter developments, we are revising our outlook for 2021. Despite these challenges, we are on track to deliver another record sales year with sales growth in the range of 4% to 6% versus the prior year.”

	Q3 2021 Preliminary Results	Revised Full-Year 2021 Guidance Range	Previous Full-Year 2021 Guidance Range
Net sales	$265 - $270 million	$1.18 - $1.20 billion	$1.24 - $1.28 billion
EPS - diluted	$1.28 - $1.33	$5.80 - $6.00	$6.15 - $6.50

The Company’s third quarter ends on October 2, 2021 and final results for the period are expected to be released after the close of market on Tuesday, October 26, 2021. The Company’s preliminary financial results and views on market trends observed in the third quarter of 2021 are based on information available as of the date of this release.

Share Repurchase Program Update

The Company also reported that its Board of Directors has increased the Company’s share repurchase authorization to $150 million, which is inclusive of the $14 million remaining under the share repurchase authorization as of September 16, 2021.

Repurchases may be made from time to time, in the open market, through block trades or otherwise, subject to applicable rules of the Securities and Exchange Commission. The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

About USANA

USANA develops and manufactures high-quality nutritional supplements, healthy foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Contacts

Investor contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280